EXHIBIT 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS RETAINS KILMER LUCAS

FOR INVESTOR COMMUNICATIONS

LONDON, ONTARIO – September 1, 2009 - Stellar Pharmaceuticals Inc. ("Stellar" or "the Company") (OTCBB:SLXCF.OB), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, announced today that it has retained Kilmer Lucas Inc., a leading provider of cross-border investor relations and corporate communications programs, to assist the Company in growing its financial market presence and in establishing better understanding of the investment opportunity that Stellar represents.

Peter Riehl, Stellar’s President & CEO, stated, “Our Board and management team are committed to creating long-term value for our shareholders.  As our business continues along the pathway of profitable growth and our development activities escalate, we are confident that Kilmer Lucas is the right partner to help us communicate our progress to a highly targeted audience, while building a broad following for the Company.”

Stephen Kilmer, President of Kilmer Lucas, commented, “We believe that a great investment story is emerging at Stellar and we are excited that the Company has chosen us to help tell it.  Through the provision of a full range of investor relations and corporate communications services, our primary goals will be to help Stellar achieve a fair and sustainable market valuation and to enhance the reputation that the Company carries in the minds of investors, analysts and members of the media.”

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc® and NeoVisc® Single Dose, for the symptomatic treatment of osteoarthritis; and Uracyst®, its patented technology for the treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Both NeoVisc and Uracyst have their CE Mark certification for the European Community. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer. For more information, please visit the company's website at http://www.stellarpharma.com.

About Kilmer Lucas Inc.

Kilmer Lucas is a leading cross-border investor relations and corporate communications boutique with a diverse industry and market cap focus.  From Bay Street to Wall Street, we are recognized leaders in helping great companies find, attract and retain their ideal shareholders.  More information about the firm can be found at http://www.kilmerlucas.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

CONTACTS:

Company Contact	Investor Contact

Peter Riehl	Stephen Kilmer
President & CEO	President
Stellar Pharmaceuticals Inc.	Kilmer Lucas Inc.
(519) 434-1540	(905) 690-2400 ext. 21
email – corpinfo@stellarpharma.com	email – stephen@kilmerlucas.com

- or -	Media Contact

Arnold Tenney	Leonard Zehr
Chairman	Managing Director
Stellar Pharmaceuticals Inc.	Kilmer Lucas Inc.
(416) 587-3200	(905) 690-2400 ext. 41
email - len@kilmerlucas.com